Nicor Inc.
Form 8-K
Exhibit 10.10

NICOR CLAIMS PROCEDURES FOR NONQUALIFIED PLANS

The Nicor Claims Procedures for Nonqualified Plans (the “Claims Procedures”) is the policy governing the administration of claims for benefits brought under the various nonqualified deferred compensation plans maintained by Nicor Inc. (“Nicor”) or Northern Illinois Gas Company (“Nicor Gas”) which reference the policy (the “plans”).  The Compensation Committees of Nicor and Nicor Gas, administrators of the plans, as applicable, (the “Committee”) use the Claims Procedures in order to ensure a timely and fair process through which the Committee exercises its discretion to settle claims.  Both Participants and Beneficiaries may avail themselves of the Claims Procedures.

The decision of the Committee shall be conclusive, final and binding in all respects on all parties, including the Company and the Participant or Beneficiary bringing the claim (such Participant or Beneficiary being referred to herein as “Claimant”).  Benefits shall be paid only if the Committee determines that the Claimant is entitled to them.  No action at law or in equity may be brought for any benefits under the plans until after the appeal rights herein provided have been exhausted and the plan benefits requested in such appeal have been denied in whole or in part.  Any such action must be brought within 90 days of the Committee’s final determination under these Claims Procedures.

Any capitalized terms not herein defined shall have the meanings ascribed to them under the applicable plan.

Claims For Benefits

The Committee shall determine the Participants’ and Beneficiaries’ rights to benefits under the plan.  Except as to their own benefits, claimants shall not have any legal right to inquire as to any payment under the plan having been made or as to determining the amount of such payment.  Any Claimant may file a written request for a determination with respect to such Claimant’s rights to benefits under the applicable plan.  The claim must state with particularity the determination desired by the Claimant and the plan to which it refers.

Requirements For Notice Of Denial

If a claim is wholly or partially denied, the Committee shall provide the Claimant with a notice of denial written in a manner calculated to be understood by the Claimant, setting forth:

1.	The specific reason for such denial;

2.	Specific references to the pertinent plan provisions on which the denial is based;

3.	A description of any additional material or information necessary for the claimant to perfect the claim with an explanation of why such material or information is necessary;

4.	Appropriate information as to the steps (including time limits applicable to such steps) to be taken if the Claimant wishes to submit his or her claim for review; and

5.	Statement of the Claimant’s rights to bring a civil action following an adverse determination upon review.

Timing Of Notification Of Denial

The notice of denial shall be given within a reasonable time period but no later than 90 days after the claim is filed, unless special circumstances require an extension of time for processing the claim.  If such extension is required, written notice shall be furnished to the claimant within 90 days of the date the claim was filed stating the special circumstances requiring an extension of time and the date by which a decision on the claim can be expected, which shall be no more than 180 days from the date the claim was filed.  If no notice of denial is provided as herein described, the claimant may appeal the claim as though the claim had been denied.

Claim For Appeal Must Be Submitted Within 60 Days

A Claimant may file a written appeal of any denied claim with the Committee, provided such appeal is filed within 60 days of the date the initial claim is denied.  In connection with the Claimant’s appeal of the denial of the claim for benefits, the Claimant (or his authorized representative) may review permanent documents and may submit issues and comments regarding the claim in writing.

Time Limit On Review Of Denied Claim

Upon receipt of an appeal, the Committee shall provide written notification of its decision to the Claimant stating the specific reasons and referencing specific plan provisions on which its decision is based, within a reasonable time period but not later than 60 days after receiving the appeal, unless special circumstances require an extension for processing the appeal.  If such an extension is required, the Committee shall notify the Claimant in writing of such special circumstances and of the date, no later than 120 days after the original date the appeal was filed, on which the Committee will notify the Claimant of its decision.

Claimant’s Rights During Appeal

Claimant will have a reasonable opportunity for a full and fair review of a claim and adverse benefit determination, including the following:

1.	Claimant has the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;

2.
Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.  A document is “relevant” if such document (A) was relied upon in making the benefit determination; (B) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; (C) demonstrates compliance with the administrative processes and safeguards designed to ensure and to verify that benefit claim determinations are made in accordance with governing plan documents and that, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants; or (D) constitutes a statement of policy or guidance with respect to the plan concerning the denied treatment option or benefit for the claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination; and

3.
The claims procedure shall provide for a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If an appeal is wholly or partially denied, the Committee shall provide the claimant with a notice of denial written in a manner calculated to be understood by the claimant, setting forth:

1.	The specific reason for such denial;

2.	Specific references to the pertinent plan provisions on which the denial is based;

3.
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits.  A document, record, or other information is relevant to a claim for benefits if such document, record, or other information: (A) was relied upon in making the benefit determination; (B) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; (C) demonstrates compliance with the administrative processes and safeguards designed to ensure and to verify that benefit claim determinations are made in accordance with governing plan documents and that, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants; or (D) constitutes a statement of policy or guidance with respect to the plan concerning the denied treatment option or benefit for the claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination; and

4.	A statement of the Claimant’s rights to bring an action under Section 502(c) of ERISA.